Exhibit 99.2

PayPal Celebrates Listing on Nasdaq and Completes Separation from eBay Inc.

Company Leadership, Employees, Merchants and Consumers Push the PayPal Button to Ring Opening Bell at Nasdaq

SAN JOSE, CA – July 20, 2015 - PayPal Holdings, Inc. (“PayPal”) (Nasdaq: PYPL) announced today that it has completed its separation from eBay Inc. (“eBay”) and is now an independent public company trading on the Nasdaq Stock Market under the ticker symbol “PYPL.” The company’s leadership team joined with employees and merchants to push the iconic PayPal button to ring the opening bell at Nasdaq to mark the milestone. (link to photo)

“As the world’s open, digital payments platform and most trusted and popular digital wallet, we are excited to celebrate our listing day and embark on our next chapter,” said Dan Schulman, President and Chief Executive Officer of PayPal. “Mobile technology is transforming payments, making it easier, safer and more affordable for people to move and manage their money than ever before. As an independent company, we see a tremendous opportunity for PayPal to expand our role as a champion for consumers and partner to merchants, and to help shape the industry as money becomes digital at an increasingly rapid pace.”

PayPal is well-positioned to deliver the benefits of digital money to people around the world. In 2014, PayPal processed $235 billion in total payment volume and generated more than $8 billion in revenues. Also last year, PayPal processed $46 billion in mobile payment volume. The company serves more than 169 million active customer accounts in 203 markets around the world.

Schulman continued: “We are focused on leveraging our strengths to drive long-term growth for our company and shareholders. PayPal is unique. We have a singular focus on digital payments, deep commitment to customer service, a drive for innovation and a technology agnostic platform that creates value for our consumers and merchants online, in apps, and increasingly in stores.”

PayPal previously was listed on the Nasdaq under the same ticker symbol “PYPL” before it was acquired by eBay Inc. in 2002 for $1.5 billion. “We’d like to thank our friends at eBay for their tremendous support and partnership over the past 12-plus years,” concluded Schulman.

Under the terms of the separation, on July 17, 2015, stockholders who held eBay common stock at the close of business on July 8, 2015 (the “Record Date”) received a distribution of one PayPal common share for every one share of eBay common stock held as of the Record Date. No fractional shares of PayPal were distributed.

Since July 6, 2015, PayPal shares have traded on a “when issued” basis on the Nasdaq under the symbol “PYPLV,” permitting investors to trade the right to receive PayPal shares in the distribution. “When issued” trading of PayPal common shares ended at the close of the market on July 17. Starting today, the “regular way” trading of PayPal common stock on the Nasdaq commenced under the symbol “PYPL.”

About PayPal

At PayPal (Nasdaq: PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution, last year we processed 4 billion payments, of which 1 billion were made on mobile devices. PayPal gives people better ways to connect to their money and to each other, helping them safely access and move their money and offering a choice of how they would like to pay or be paid. With our 169 million active customer accounts, we have created an open and secure payments ecosystem that people and businesses choose to securely transact with each other online, in stores and on mobile devices. PayPal is a truly global payments platform that is available to people in 203 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 57 currencies and hold balances in their PayPal accounts in 26 currencies. For more information on PayPal, visit about.paypal-corp.com. For PYPL financial information visit investor.paypal-corp.com.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the separation of eBay and PayPal and distribution of the common stock of PayPal Holdings, Inc. (“PayPal”) to the eBay stockholders and the future performance of PayPal and its subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, the future performance of PayPal on a standalone basis and the future growth of mobile payments and mobile commerce. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: whether the operational, marketing and strategic benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; changes in political, business and economic conditions, any European, Asian or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; changes to PayPal’s capital allocation or management of operating cash; PayPal’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; PayPal’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to PayPal and PayPal Credit, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company’s ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the information statement attached as Exhibit 99.1 to PayPal’s registration statement on Form 10 and amendments thereto, copies of which may be obtained by visiting the PayPal Holdings, Inc. Investor Relations website at http://investor.paypal-corp.com or the SEC’s website at www.sec.gov. All information in this communication is as of the date hereof. Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the company and PayPal on the date hereof. The company and PayPal assume no obligation to update such statements, except as required by law.

PayPal

Investor Relations Contact:

Tracey Ford

Senior Director, Investor Relations

tford@paypal.com

Media Relations Contact:

Martha Cass

Director, Corporate Communications

mcass@paypal.com

416-860-6213